Exhibit 99.1

IMUNON Announces Up To $9.75 Million Private Placement Priced At-The-Market Under Nasdaq Rules

$3.25 million upfront with up to an additional $6.5 million of potential aggregate gross proceeds upon the exercise in full of short-term warrants

LAWRENCEVILLE, N.J. (May 23, 2025) – IMUNON, Inc. (NASDAQ: IMNN), a clinical-stage company in Phase 3 development of its DNA-mediated immunotherapy, today announced that it has entered into definitive agreements for the issuance and sale of an aggregate of 7,222,223 shares of its common stock (or pre-funded warrants in lieu therof) and short-term warrants to purchase up to an aggregate of 14,444,446 shares of common stock at a purchase price of $0.45 per share (or pre-funded warrant in lieu thereof) and accompanying short-term warrants in a private placement priced at-the-market under Nasdaq rules. The warrants will be exercisable beginning on the effective date of stockholder approval of the issuance of the shares of common stock upon exercise of the warrants at an exercise price of $0.45 per share and will expire three years from the date of stockholder approval. The offering is expected to close on or about May 27, 2025, subject to the satisfaction of customary closing conditions.

H.C. Wainwright & Co. is acting as the the exclusive placement agent for the offering. Brookline Capital Markets, a division of Arcadia Securities, LLC, is acting as financial advisor.

The aggregate gross proceeds to the Company from the private placement is expected to be approximately $3.25 million, before deducting placement agent fees and other offering expenses payable by the Company. The potential additional gross proceeds to the Company from the short-term warrants, if fully-exercised on a cash basis, will be approximately $6.5 million. No assurance can be given that any of such short-term warrants will be exercised. The Company intends to use the net proceeds from the offering for working capital and general corporate purposes.

The shares of common stock, pre-funded warrants and short-term warrants described above were offered in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”) and Regulation D promulgated thereunder and, along with the shares of common stock underlying the pre-funded warrants and short-term warrants, have not been registered under the Act or applicable state securities laws. Accordingly, the shares of common stock, the pre-funded warrants, the short-term warrants and the shares of common stock underlying the pre-funded warrants and short-term warrants may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (“SEC”) or an applicable exemption from such registration requirements. The securities were offered only to accredited investors. Pursuant to a registration rights agreement, the Company has agreed to file one or more registration statements with the SEC covering the resale of the shares of common stock and the shares issuable upon exercise of the pre-funded warrants and short-term warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About IMUNON

IMUNON is a clinical-stage biotechnology company focused on advancing a portfolio of innovative treatments that harness the body’s natural mechanisms to generate safe, effective and durable responses across a broad array of human diseases, constituting a differentiating approach from conventional therapies. IMUNON is developing its non-viral DNA technology across its modalities. The first modality, TheraPlas®, is developed for the gene-based delivery of cytokines and other therapeutic proteins in the treatment of solid tumors where an immunological approach is deemed promising. The second modality, PlaCCine®, is developed for the gene delivery of viral antigens that can elicit a strong immunological response.

The Company’s lead clinical program, IMNN-001, is a DNA-based immunotherapy for the localized treatment of advanced ovarian cancer that has completed multiple clinical trials including one Phase 2 clinical trial (OVATION 2). IMNN-001 works by instructing the body to produce safe and durable levels of powerful cancer-fighting molecules, such as interleukin-12 and interferon gamma, at the tumor site. Additionally, the Company has completed dosing in a first-in-human study of its COVID-19 booster vaccine (IMNN-101). The Company will continue to leverage these modalities and to advance, either directly or through partnership, the technological frontier of plasmid DNA to better serve patients with difficult-to-treat conditions. For more information, please visit www.imunon.com.

Forward-Looking Statements

IMUNON wishes to inform readers that forward-looking statements in this news release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including, but not limited to, statements regarding the closing of the offering, expectations regarding the use of proceeds from the offering, the receipt of stockholder approval, the exercise of the short-term warrants prior to their expiration, and the Company’s plans and expectations with respect to its development programs, are forward-looking statements. We generally identify forward-looking statements by using words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances). Readers are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, risks and uncertainties related to market conditions and satisfaction of customary closing conditions in the offering, uncertainties relating to unforeseen changes in the course of research and development activities and in clinical trials, including the fact that interim results are not necessarily indicative of final results; the uncertainties of and difficulties in analyzing interim clinical data; the significant expense, time and risk of failure in conducting clinical trials; the need for IMUNON to evaluate its future development plans; possible actions by customers, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in IMUNON’s filings with the SEC. IMUNON assumes no obligation, except to the extent required by law, to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:

Media	Investors

Jenna Urban	Peter Vozzo
CG life	ICR Healthcare
212-253-8881	443-213-0505
jurban@cglife.com	peter.vozzo@icrhealthcare.com